Exhibit T3A.8

Original

AEGERION PHARMACEUTICALS K.K.

Articles of Incorporation

AEGERION PHARMACEUTICALS K.K. Articles of Incorporation

Second 1 Chapter General Rule

Second Article 1 (Trade name)

Our company is AEGERION PHARMACEUTICALS.  It is called a corporation.

Second Article 2 (Purpose)

The company aims to conduct the following business.

1.	Research, development, manufacture, sales, commercialization, import and export of pharmaceutical products, quasi-drugs and return products

2.	Any business incidental to or related to the previous issue

Second Article 3 (Location of head office)

Our company has its main store in Akasaka, Minato-ku, Tokyo1-12-32 Ark Mori Building 12.  On the ground floor.

Second Article 4 (Method of public notice)

The public notice of our company is published in the official gazette。

Second 2 Chapter Stock

Second Article 5 (Total number of available shares)

The total number of shares that can be issued by the Company is 1000.  It will be stock.

Second Article 6 (No issue of stock certificate）

No shares will be issued for the shares of the company.

Second Article 7 (Share transfer restrictions)

The acquisition of the company's shares by transfer must be approved by the general meeting of shareholders.

Second Article 8 (Base date)

1.
The Company shall have shareholders who have the right of knowledge listed in the final shareholder registry on the end of each fiscal year.  We shall be shareholders who can exercise the rights at the ordinary general meeting of shareholders for the business year.

2.
In addition to the preceding paragraph, when it is necessary to determine who should exercise the right as a shareholder or a pledgee, the shareholders or registered representatives who have been published in advance and listed or recorded on the shareholder registry as of a certain date as a shareholder or registered pledgee who can exercise that right.

Second Article 9 (Reporting of address etc. of shareholders)

The company's shareholders and registered pledgees or their legal representative or representative shall notify the company of its name, address and seal according to the format prescribed by the company. The same shall apply to the matters to be notified even if changes are made to the matters to be notified.

Second 3 Chapter General Meeting of Shareholders

Second Article 10 (Convocation of General Meeting of Shareholders)

1.
The ordinary general meeting of shareholders of the company, after the end of every business year, must be convened within one month and the extraordinary general meeting of shareholders will convene when necessary.

2.	The general meeting of shareholders will be convened by the directors unless otherwise specified in laws and regulations.

3.	Notice of convocation of the general meeting of shareholders shall be issued to each shareholder by the day before.

Second Article 11 (Chair)

The president of the general meeting of shareholders is the representative director. If the representative director has an accident, a chairman will be elected at the meeting.

Second Article 12 (Resolution of general meeting of shareholders)

The resolutions of the general meeting of shareholders, unless the laws and regulations or the Articles of Incorporation provide otherwise, will require half the voting rights of the shareholders present at the meeting.

Second Article 13 (A proxy exercise of voting rights)

Shareholders may exercise their voting rights by acting on behalf of the other shareholders with voting rights of the Company.  However, in this case, the shareholder or agent must submit a document proving the right of proxy to the Company.

Second 4 Chapter Director

Second Article 14 (Number of Directors)

The director of our company be more than a name.

Second 15 Article (Election of Directors)

Directors will be appointed at the share offering party.  Regarding the resolution for the election of directors, 2 Minutes of the shareholders with the above attend with a majority of their voting rights.

Second Article 16 (Term of office of director)

1.	After taking office, the term of the director will be until the conclusion of the Ordinary General Meeting of Shareholders regarding the final settlement period.

2.
The term of the person elected as a substitute for a director who retired before the end of his term or by the increase of same as the remaining term of the term of the predecessor or other incumbent directors。

Second Article 17 (President)

Representative directors will be appointed from among directors at the general meeting of shareholders.  About the resolution to appoint representative director.

Of the voting rights of the 2 Minutes 1 the shareholders with the above attend and attend with a majority of their voting rights.

Second 5 Chapter Calculation

Second Article 18 (Business year)

The business year of our company is 1 day from the same day December to the end of the month 1 Period.

Second Article 19 (Payback)

1.	Dividends per share are registered on the shareholder registry as of the end of each fiscal year do for the pledgee.

2.	From the date of payment provision, the profit dividend is fulfilled if the company does not receive it even after the Shall be exempt from the obligation to pay.

3.	No interest paid on unpaid dividends.

Appendix

Second Article 20 (Value of property to be invested upon establishment and amount of capital)

1.	The value of the property to be invested in establishing the company is 1,000,000. It will be a circle.

2.	The entire amount of property to be invested at the time of establishment is made into capital, and the amount is 1,000,000. It will be a circle.

Second Article 21 (First business year）

The first business year of our company is December, 2013.

Second Article 22 (Director at founding）

At the time of establishment of the company, the representative directors are as follows:

Founding director Bruce Darrington (BRUCE DARRINGTON)

Founding director Ann Marie Cook (ANNE MARIE COOK)

Founding director Carolina Vallucci (CAROLINA VALLUCCI)

Founding director Jean-Yves Boursier (JEAN-YVES BOURSIER)

Masako Nakamura, director at founding (MASAKO NAKAMURA)

Founding Representative Director Bruce Durrington (BRUCE DARRINGION)

Setagaya Ward, Tokyo 2 one 1-5

Masako Nakamura, Representative Director at the time of establishment (MASAKO  NAKAMURA)

United States, Massachusetts, Boston, Unit 2818, One Longuelo Place

Second Article 23 (The name of the founder)

The name, address, and number of shares to be allocated upon establishment and the money to be paid in exchange for the shares

The amount is as follows:

Founder AEGERION PHARMACEUTICALS, INC 10 Stock Money 1,000,000

101 Main Street, Suite 1850, Cambridge, MA 02142

that's all, AEGERION PHARMACEUTICALS The Articles of Incorporation will be prepared to establish a stock company, and the founder will next sign it.

August 27, 2013

Founder:  AEGERION PHARMACEUTICALS, INC.

/s/ Mark Fitzpatrick

Name:  Mark Fitzpatrick

平成25年登簿第45号

この定款における発起人エージェリオン　ファーマシューティカルズ，インク（AEGERION PHARMACEUTICALS, INC.）代表者マーク　フィッツパトリック（Mark J. Fitzpatrick）の代理人野口洋高は，本職の面前で発起人が自己の記名捺印を自認する旨陳述した。

よって，これを認証する。

平成25年9月3日，本職役場において

東京都千代田区内幸町2丁目2番2号

東京法務局所属

公証人

公証人役場